November 25, 2002

To the Addressees Listed
   on Schedule I Attached Hereto

            Re: Accredited Mortgage Loan Trust 2002-2

Ladies and Gentlemen:

            We have acted as tax counsel to Accredited Mortgage Loan Trust 2002-2, a Delaware statutory trust (the "Trust") in connection with the issuance of Asset Backed Notes, Series 2002-2, Class A-1, Class A-2, and Class A-3 (collectively, the "Notes") by the Trust under an Indenture, dated as of November 1, 2002 (the "Indenture"), between the Trust as Issuer and Deutsche Bank National Trust Company as Indenture Trustee. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Appendix to the Indenture.

            As tax counsel, we have reviewed such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (i) the Indenture, (ii) a Trust Agreement dated as of November 12, 2002, and amended and restated by the Amended and Restated Trust Agreement, dated November 25, 2002, between U.S. Bank Trust National Association, as Owner Trustee and Accredited Home Lenders, Inc. as Sponsor (the "Sponsor"), (iii) the Prospectus Supplement, dated as of November 20, 2002 along with the underlying Prospectus, dated as of November 8, 2002, and (iv) other documents and matters of fact and law as we deem necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis we have relied on certain representations made to us by the Sponsor and its underwriter.

            We have examined the questions of whether the Notes issued under the Indenture will be treated as indebtedness and how the Trust will be taxed for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

To the Addressees Listed on
  Schedule I Attached Hereto
November 25, 2002
Page 2

            In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. No transaction closely comparable with the transaction contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling or judicial decision. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

            Based upon the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

            1. The Notes will be treated as indebtedness because (a) the characteristics of the Notes strongly indicate that in economic substance the transaction is the issuance of indebtedness (b) the form of the transaction is an issuance of indebtedness and (c) the parties have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes.

            2. Assuming compliance with the terms of the Trust Agreement and the related documents, the Trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

            This opinion letter is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. We express no opinion on any matter not discussed in this letter and we undertake no obligation to update this letter or the opinions contained herein after the date hereof. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                          Very truly yours,


                                          /s/ Dewey Ballantine LLP

                                   SCHEDULE I

Accredited Home Lenders, Inc.
15030 Avenue of Science, Suite 100
San Diego, California 92128

Ambac Assurance Corporation
One State Street Plaza, 19th Floor,
New York, New York 10004

Moody's Investors Service, Inc.
99 Church Street
New York, NY 10007

Accredited Mortgage Loan Trust 2002-2
c/o U.S. Bank Trust National Association
300 Delaware Avenue, 8th Floor
Wilmington, Delaware

U.S. Bank Trust National Association,
  as Owner Trustee
300 Delaware Avenue, 8th Floor
Wilmington, Delaware

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Deutsche Bank National Trust Company,
  as Indenture Trustee
1761 East St. Andrew Place
Santa Ana, California 92705

Standard & Poor's Ratings Services,
  a division of The McGraw-Hill Companies
55 Water Street
New York, New York 10004

Countrywide Home Loans Servicing LP
7105 Corporate Drive
Plano, Texas 75024